EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, of our report, dated July 7, 2005, except for Note C, as to which the date is July 14, 2006, on the March 31, 2005 financial statements of Adzone Research, Inc. included in the 2006 Annual Report on Form 10-KSB for the year ended March 31, 2006.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida
March 28, 2007